Exhibit 10.36
WATERS CORPORATION
MANAGEMENT INCENTIVE PLAN

WATERS CORPORATION
Management Incentive Plan
1. Purpose
     The purpose of this Plan is to (i) align the interests of eligible employees with the Company’s shareholders, (ii) motivate eligible employees to achieve annual financial and operating targets, (iii) provide increasing levels of incentive plan payout opportunity consistent with increasing levels of annual financial performance, (iv) enhance individual accountability for goal achievement and align employee interests and objectives worldwide, and (v) attract and retain key employees.
2. Definitions
     As used in this Plan, the following terms shall have the following meanings:
     2.1. Affiliate means any corporation, partnership, limited liability company, business trust, or other entity controlling, controlled by or under common control with the Company.
     2.2. Award means a right to receive a cash incentive payment pursuant to the terms and conditions of the Plan.
     2.3. Board means the Company’s Board of Directors.
     2.4. Code means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute thereto, and any regulations issued from time to time thereunder.
     2.5. Committee means the Compensation Committee of the Board, which in general is responsible for the administration of the Plan, as provided in Section 3 of this Plan. For any period during which no such committee is in existence “Committee” shall mean the Board and all authority and responsibility assigned to the Committee under the Plan shall be exercised, if at all, by the Board.
     2.6. Company means Waters Corporation, a corporation organized under the laws of the State of Delaware.
     2.7. Covered Employee means a Participant who is a “covered employee” within the meaning of Section 162(m) of the Code.
     2.8. Participant means an employee who is a holder of an Award under the Plan.
     2.9. Performance Criteria means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. Solely with respect to Awards to Covered Employees, the Performance Criteria used to establish Performance Goals are limited to: (i) cash flow (before or after dividends), (ii) earnings per share (including, without limitation, earnings before interest, taxes, depreciation and amortization), (iii) stock price, (iv) return on equity, (v) stockholder return or total stockholder return, (vi) return on capital (including, without limitation, return on total capital or return on invested capital), (vii) return on investment, (viii) return on assets or net assets, (ix) market capitalization, (x) economic value added, (xi) debt leverage (debt to capital), (xii) revenue, (xiii) sales or net sales, (xiv) backlog, (xv) income, pre-tax income or net income, (xvi) operating income or pre-tax profit, (xvii) operating profit, net operating profit or economic profit, (xviii) gross margin, operating margin or profit margin, (xix) return on operating revenue or return on operating assets, (xx) cash from operations, (xxi) operating ratio, (xxii) operating revenue, (xxiii) market share improvement, (xxiv) general and administrative expenses and (xxv) customer service. The Performance Criteria used to establish Performance Goals for Participants who are not Covered Employees shall not be so limited solely by reason of this Section.
     2.10. Performance Goals means, for a Performance Period, the written goal or goals established by the Committee for the Performance Period based upon the Performance Criteria. The Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, subsidiary, or an individual, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in any combination, and measured either quarterly, annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee. The Committee will, in the manner and within the time prescribed by Section 162(m) of the Code in the case of Qualified Performance-Based Awards, objectively define the manner of calculating the Performance Goal or Goals it selects to use for such Performance Period for any Participant. Solely with respect to Awards to Covered Employees, and to the extent consistent with Section 162(m) of the Code (in the case of Qualified Performance-Based Awards), the Committee may appropriately adjust any evaluation of performance against a Performance Goal to exclude any of the following events that occurs during a Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs and (v) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. With respect to Awards to Participants who are not Covered Employees, the Committee may exclude or otherwise take into account such other events that occur during a Performance Period as it deems appropriate in its sole discretion.
     2.11. Performance Period means a period of one calendar year over which the attainment of one or more Performance Goals or other business objectives will be measured for purposes of determining a Participant’s right to payment pursuant to an Award.
     2.12. Plan means this Management Incentive Plan of the Company, as amended from time to time, and including any attachments or addenda hereto.
     2.13. Qualified Performance-Based Awards means Awards intended to qualify as “performance-based compensation” under Section 162(m) of the Code.

3. Administration
     The Plan shall be administered by the Committee; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder; and provided, further, that with respect to Awards to Participants who are not Covered Employees, the Committee may delegate to an executive officer, officer or employee the authority to exercise any of the powers and responsibilities assigned to the Committee under the Plan including the authority to grant Awards to such Participants. Subject to the provisions of the Plan, the Committee shall have complete authority, in its discretion, to make or to select the manner of making all determinations with respect to the Plan. In making such determinations, the Committee may take into account the nature of the services rendered by employees, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of the Plan, the Committee shall also have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The Committee’s determinations made in good faith on matters referred to in the Plan shall be final, binding and conclusive on all persons having or claiming any interest under the Plan or an Award granted pursuant hereto.
4. Eligibility for Awards
     4.1. Eligibility. The Committee may from time to time and at any time prior to the termination of the Plan grant Awards to any employee of one or more of the Company and its Affiliates.
     4.2. Effect of Termination of Employment, Etc. Unless the Committee shall provide otherwise with respect to any Award, in order to be eligible to receive payment pursuant to an Award, a Participant must have remained in the continuous employ of the Company and its Affiliates through the end of the applicable Performance Period and until date on which the Award payment is paid, except as follows:
          (a) In the event of a Participant’s termination of employment during the Performance Period due to death or disability the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award, subject, unless the Committee determines otherwise, to achievement of the Performance Goal or Goals within the applicable Performance Period.
          (b) In the event of the retirement (as determined by the Committee) of a Participant who is not a Covered Employee during the Performance Period, the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award, subject, unless the Committee determines otherwise, to achievement of the Performance Goal or Goals within the applicable Performance Period.
          (c) In the event of the retirement (as determined by the Committee) during the Performance Period of a Participant who is a Covered Employee, the Committee may, in its sole discretion, authorize the Company or the applicable Affiliate to make payment, in full or on a prorated basis, pursuant to an Award so long as the Committee has determined that the applicable Performance Goal or Goals were achieved within the applicable Performance Period.

5. Terms of Awards
     5.1. General Terms. A Participant’s eligibility for an Award shall be subject to all applicable terms and conditions of the Plan and such other terms and conditions, not inconsistent with the terms of the Plan, as the Committee may prescribe. No prospective Participant shall have any rights with respect to an Award, unless and until such Participant shall have complied with the applicable terms and conditions of such Award. The Committee shall set Performance Goals or other business objectives in its discretion which, depending on the extent to which they are met within the applicable Performance Period, will determine the payment to be made to the Participant pursuant to the terms of his or her Award. After the applicable Performance Period has ended, the Participant shall be entitled to payment pursuant to the terms of his or her Award, to be determined as a function of the extent to which the corresponding Performance Goals or other business objectives have been achieved.
     5.2. Payments. Payment pursuant to an Award which is subject to U.S. taxation shall be made in a single lump sum on or before the March 15th next following the close of the applicable Performance Period. Payment pursuant to an Award which is not subject to U.S. taxation shall be made in a single lump sum on or about the March 15th next following the close of the applicable Performance Period or as soon as practicable thereafter.
     5.3. Qualified Performance-Based Awards.
          (a) Purpose. The purpose of this Section 5.3 is to provide the Committee the ability to qualify Awards as “performance-based compensation” under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant an Award as a Qualified Performance-Based Award, the provisions of this Section 5.3 will control over any contrary provision contained in the Plan. In the course of granting any Award, the Committee may specifically designate the Award as intended to qualify as a Qualified Performance-Based Award. However, no Award shall be considered to have failed to qualify as a Qualified Performance-Based Award solely because the Award is not expressly designated as a Qualified Performance-Based Award, if the Award otherwise satisfies the provisions of this Section 5.3 and the requirements of Section 162(m) of the Code and the regulations promulgated thereunder applicable to “performance-based compensation.”
          (b) Authority. All grants of Awards intended to qualify as Qualified Performance-Based Awards and determination of terms applicable thereto shall be made by the Committee or, if not all of the members thereof qualify as “outside directors” within the meaning of applicable IRS regulations under Section 162 of the Code, a subcommittee of the Committee consisting of such of the members of the Committee as do so qualify. Any action by such a subcommittee shall be considered the action of the Committee for purposes of the Plan.
          (c) Applicability. This Section 5.3 will apply only to those Covered Employees, or to those persons who the Committee determines are reasonably likely to become Covered Employees in the period covered by an Award, selected by the Committee to receive Qualified Performance-Based Awards. The Committee may, in its discretion, grant Awards to Covered Employees that do not satisfy the requirements of this Section 5.3.
          (d) Discretion of Committee with Respect to Qualified Performance-Based Awards. Each Award intended to qualify as a Qualified Performance-Based Award shall be subject to satisfaction of one or more Performance Goals. The Committee will have full discretion to select the length of any applicable Performance Period, the kind and/or level of the applicable Performance Goal, and whether the Performance Goal is to apply to the Company, an Affiliate or any division or business unit, or to the individual. Any Performance Goal or Goals applicable to Qualified Performance-Based Awards shall be objective, shall be established not later than ninety (90) days after the beginning of any applicable Performance Period (or at such other date as may be required or permitted for “performance-based compensation” under Section 162(m) of the Code) and shall otherwise meet the requirements of Section 162(m) of the Code, including the requirement that the outcome of the Performance Goal or Goals be substantially uncertain (as defined in the regulations under Section 162(m) of the Code) at the time established.
          (e) Payment of Qualified Performance-Based Awards. Except as otherwise provided in Section 4.2(a), a Participant will be eligible to receive payment under a Qualified Performance-Based Award which is subject to achievement of a Performance Goal or Goals only if the applicable Performance Goal or Goals are achieved within the applicable Performance Period, as determined by the Committee. In determining the actual size of an individual Qualified Performance-Based Award, the Committee may reduce or eliminate the amount of the Qualified Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.
          (f) Maximum Amount Payable. The maximum amount payable pursuant to Qualified Performance-Based Awards to all Participants under the Plan (and, therefore, to any one Participant under the Plan) for any Performance Period is $5,000,000.
          (g) Limitation on Adjustments for Certain Events. Unless otherwise approved by the Committee, no adjustment of any Qualified Performance-Based Award pursuant to Section 6 shall be made except on such basis, if any, as will not cause such Award to provide other than “performance-based compensation” within the meaning of Section 162(m) of the Code.
6. Adjustment Provisions
     6.1. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. In the event of any corporate action including but not limited to a merger or consolidation of the Company with or into another entity, a sale, transfer, or other disposition of all or substantially all of the Company’s assets to one or more other persons in a single transaction or series of related transactions, a liquidation or dissolution of the Company, a reorganization, a recapitalization, a reclassification, a stock dividend, a stock split, a reverse stock split, or other similar distribution, the Committee may make such adjustment of outstanding Awards and their terms, if any, as it, in its sole discretion, may deem equitable and appropriate in the circumstances. In addition, the Committee may make adjustments in the terms and conditions of, and the Performance Criteria included in Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in this Section) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
     6.2. Related Matters. Any adjustment in Awards made pursuant to Section 6.1 shall be determined and made, if at all, by the Committee, acting in its sole discretion, and shall include any correlative modification of terms, including Performance Goals and other financial objectives which the Committee may deem necessary or appropriate so as to ensure the rights of the Participants in their respective Awards are not substantially diminished nor enlarged as a result of the adjustment and corporate action other than as expressly contemplated in this Section 6.
7. No Special Service Rights
     Nothing contained in the Plan or in any Award Agreement shall confer upon any Participant any right with respect to the continuation of his or her employment with the Company (or any Affiliate), or interfere in any way with the right of the Company (or any Affiliate), subject to the terms of any separate employment agreement or provision of law or corporate articles or by-laws to the contrary, at any time to terminate such employment relationship or to increase or decrease, or otherwise adjust, the other terms and conditions of the Participant’s employment with the Company and its Affiliates.
8. Section 409A; Unfunded Status of Plan
     This Plan is intended to be exempt from Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). By participating in the Plan, each Participant acknowledges that he or she bears the entire risk of any adverse federal and State tax consequences and penalty taxes in the event any payment pursuant to this Plan is deemed to be subject to Section 409A and that no representations have been made to Participant relating to the tax treatment of any payment pursuant to this Plan under Section 409A of the Code and the corresponding provisions of any applicable State income tax laws.
     The Plan is intended to constitute an “unfunded” plan for incentive compensation, and the Plan is not intended to constitute a plan subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. With respect to any payments not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan, provided, however, that the existence of such trusts or other arrangements is consistent with the unfunded status of the Plan.
9. Termination and Amendment of the Plan
     9.1. Termination or Amendment of the Plan. The Board may at any time terminate the Plan or make such modifications of the Plan as it shall deem advisable. Unless the Board otherwise expressly provides, no amendment of the Plan shall affect the terms of any Award outstanding on the date of such amendment.
     9.2. Amendment of Outstanding Awards. The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, provided that the Award as amended is consistent with the terms of the Plan.
     9.3. Limitations on Amendments, Etc. Except as otherwise provided herein, no amendment or modification of the Plan by the Board, or of an outstanding Award by the Committee, shall impair the rights of the recipient of any Award outstanding on the date of such amendment or modification of such Award, as the case may be, without the Participant’s consent; provided, however, that no such consent shall be required if (i) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any change of control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation, including without limitation the provisions of Section 409A of the Code, or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) the Board or Committee, as the case may be, determines in its sole discretion and prior to the date of any change of control that such amendment or alteration is not reasonably likely to significantly diminish the benefits provided under the Award, or that any such diminution has been adequately compensated.
10. Notices and Other Communications
     Any notice, demand, request or other communication hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by first class registered, certified or overnight mail, postage prepaid, or telecopied with a confirmation copy by regular, certified or overnight mail, addressed or telecopied, as the case may be, (i) if to a Participant, at his or her residence address last filed with the Company and (ii) if to the Company, at its principal place of business, addressed to the attention of its Treasurer, or to such other address or telecopier number, as the case may be, as the addressee may have designated by notice to the addressor. All such notices, requests, demands and other communications shall be deemed to have been received: (i) in the case of personal delivery, on the date of such delivery; (ii) in the case of mailing, when received by the addressee; and (iii) in the case of facsimile transmission, when confirmed by facsimile machine report.
11. Governing Law
     The Plan and all Awards and actions taken thereunder shall be governed, interpreted and enforced in accordance with the laws of the State of Delaware without regard to the conflict of laws principles thereof.